Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 27, 2005, except for the restatement discussed in Note 3 (not presented herein) to the consolidated financial statements appearing under Item 15 of the Company’s 2006 Annual Report on Form 10-K, as to which the date is November 27, 2006, relating to the financial statements and financial statement schedule of Meade Instruments Corporation, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Orange County, California
September 21, 2007